Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and the Stockholders of Zoetis Inc.:

We consent to the use of our reports dated February 15, 2018 with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule II - Valuation and Qualifying Accounts (collectively, the “consolidated financial statements”) and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey August 1, 2018